                                                                   EXHIBIT 10.54


                                  DEVELOPMENT
                                   AGREEMENT

                             DEVELOPMENT AGREEMENT
                             ---------------------

      THIS AGREEMENT having an effective date at the date of the last signature hereto and is entered into by and between MICROPOLIS Corporation with an office and principal place of business at 21211 Nordhoff Street, Chatsworth, California 91311, USA and BTS Broadcast Television Systems GmbH, with an office and principal place of business at Im Leuschnerpark 1, 64347 Griesheim, Germany.

      WHEREAS, MICROPOLIS and BTS want to cooperate in the design, development and manufacturing of a family of video disk recorders.

      NOW, THEREFORE, the PARTIES agree that the PRODUCT development activities shall be conducted under this AGREEMENT subject to the following terms and conditions

1     DEFINITIONS

1.1   MICROPOLIS shall mean MICROPOLIS CORPORATION and its AFFILIATES.

1.2   BTS shall mean BTS BROADCAST TELEVISION SYSTEMS GMBH and its AFFILIATES.

1.3 AFFILIATE shall mean any company. partnership Joint venture, or other entity which is controlled by a PARTY. Control shall mean the possession of fifty percent (50%) or more of the voting stock or the power to direct or cause the direction of the management and policies of the controlled entity, whether through the ownership of voting securities by. contract or otherwise.

1.4   PARTY or PARTIES shall mean MICROPOLIS and/or BTS.

1.5 PRODUCT shall mean a family of video disk recorders with SPECIFICATIONS as described in Appendices A and B.

1.6 CUSTOMER SPECIFICATION shall mean a written document setting forth the customer-observable characteristics of the PRODUCT, including but not limited to the performance, interfaces and user features as defined in Appendix A.

1.7 TECHNICAL SPECIFICATION shall mean a written document setting forth the measurable characteristics of the PRODUCT and the SPARE PARTS including internal and external interfaces and components as described in the Appendix B.

1.8   SPECIFICATION shall mean CUSTOMER and TECHNICAL SPECIFICATION jointly.

1.9   PROGRAM shall mean the development program undertaken pursuant to
      Article 2 for the purposes of developing a PRODUCT.

1.10 BACKGROUND TECHNOLOGY shall mean any and all patents, know-how, methods procedures processes, computer programs, information, designs and data which a PARTY owns solely or jointly with any third party and have the free right to grant licenses without payment to third parties, which are pertinent to the PRODUCT, and have a priority date (or date of first written documentation in the case of unpatented know-how and designs) that is earlier than the effective date of this AGREEMENT.

1.11 INVENTION shall mean any technological discovery relating to the PRODUCT made in the performance of work under the PROGRAM, not being BACKGROUND TECHNOLOGY.

1.12 PROGRAM PATENT(S) shall mean all valid or enforceable patents, utility models, and patent applications filed in any country by a PARTY, which are based on or cover INVENTIONS, including any and all divisions, continuations, continuations-in-part, extensions, additions substitutions, renewals, or reissues thereof.

1.13 PROGRAM TECHNOLOGY shall mean any and all unpatented know-how, methods, procedures, processes, computer programs, information, designs, data, materials, compositions, equipment, devices, components and prototypes, including unpatented INVENTIONS, which are made or developed by or on behalf of either PARTY or jointly by the PARTIES in the performance of work under the PROGRAM.

1.14 PURCHASE AND SALE AGREEMENT shall mean an agreement to be concluded between the PARTIES in which the conditions for selling the PRODUCT from MICROPOLIS to BTS will be fixed.

1.15  SPARE PARTS shall be the modules, as defined in Appendix B.

2     PROGRAM

2.1 The PROGRAM to be performed hereunder shall comprise the activities of the PARTIES directed to development of the PRODUCT as described in Appendix D. BTS and MICROPOLIS shall share the responsibility to provide the technological means to achieve the TECHNICAL SPECIFICATION.

2.2 The PARTIES shall participate in the PROGRAM in accordance with the timetable contained in Appendix C and the responsibilities of the PARTIES as described in Appendix D.

2.3 Except as otherwise specifically described herein or agreed upon between the PARTIES, each Party shall conduct its own work under the PROGRAM at its own facilities. BTS shall provide development funding to MICROPOLIS presuming to MICROPOLIS meeting its designated milestones as described in Appendix E.

2.4 During the PROGRAM term as described in Article 4 neither PARTY shall enter into any cooperative development agreement regarding video disk recorders similar to or identical with the PRODUCT with any third party that develops, manufactures or markets such video disk recorders.

2.5 Each PARTY shall make its best efforts to realize the PROGRAM targets pursuant to the timetable described in Appendix C. In the event that a PARTY foresees a possible delay in its development work, such PARTY shall promptly inform the other PARTY. Penalty Clauses as follows will apply:

2.5.1 BTS will be entitled, to withhold

      a) for a delay of more than 2 weeks in meeting any funding development milestone, as defined in Appendix E, a sum of 10% of the development funding.

      b) for a delay of more than 4 weeks in meeting any funding development milestone, as defined in Appendix E, a sum of 20% of the development funding.

2.5.2 In case MICROPOLIS will be at least able to avoid a delay in meeting the milestone "Acceptance test", (even a delay of meeting a previous milestone event occurred) and this milestone will be passed by successfully, BTS will be obliged to provide the development funding in total. This means that if the last milestone, "Acceptance test" is met, BTS will pay to Micropolis the agreed development funds associated with that milestone, and the agreed development funds that were earlier withheld due to the failure of Micropolis to meet one or several milestones.

3     PROGRAM DIRECTION

3.1 The following PROGRAM Directors are hereby appointed to direct the course of PROGRAM activities in accordance with Article 2:

           BTS PROGRAM Director: Adam Schmidt
           MICROPOLIS PROGRAM Director: Reza Rassool

      Any change in the designated PROGRAM Directors shall require advance written notice to the other PARTY. The PROGRAM Directors shall have no authority to modify or amend the terms of this AGREEMENT. All decisions with regard to changes in any of the Appendices, including any changes as described in Articles 2.1 and 2.2, and any proposals, issues and courses of action under the PROGRAM shall be made by agreement of the PROGRAM Directors unless otherwise specified herein.

3.2 Subject to the provisions of Article 2, the Program Directors shall be responsible for the following: a) Overall guidance of the PROGRAM; b) Scheduling and conducting timely reviews of the PROGRAM; c) Reviewing, updating and disseminating the SPECIFICATIONS and WORK PLAN in a timely manner; and d) Controlling any form of communication between BTS and MICROPOLIS regarding the PROGRAM.

3.3 Each PARTY agrees to make its employees and nonemployee consultants reasonably available at their respective places of employment to consult with the other PARTY during the PROGRAM on issues arising from work performed under the PROGRAM.

3.4 Each PARTY agrees to make technical specialists reasonably available for a specified period of time to assist in the development of the PRODUCT at the other PARTY's facility. The costs for the respective travels will be borne by each PARTY itself.

3.5 During the PROGRAM, both PARTIES shall have meetings for the purpose of periodic status reviews of the PROGRAM. The costs for the respective travels will be borne by each PARTY itself.

4     TERM AND TERMINATION OF THE PROGRAM

4.1 The PROGRAM shall commence on the effective date of this AGREEMENT and continue until completion of the PROGRAM in accordance with Appendices C (Timetable) and D (Responsibilities) unless earlier extended by agreement of the PARTIES or terminated as a part of termination of this AGREEMENT as provided in Article 11.0 The PROGRAM shall be completed when the PRODUCT meets its respective SPECIFICATIONS in accordance with the procedure as specified in article 5.

4.2 In the event that technical support is needed during the phase of the introduction of the PRODUCT into the market, or if a customer requests a PARTY for improvement of the PRODUCT which requires the assistance by the other PARTY for the period of two (2) years after termination of this AGREEMENT, both PARTIES will discuss in good faith how to cope with such request.

4.3 MICROPOLIS agrees that if during the term of this AGREEMENT it develops any new video disk recorders, BTS shall be given the opportunity to purchase and/or distribute, with limited exclusivety, such products. In such event MICROPOLIS shall give BTS written notice of the availability of such a product and shall provide BTS with appropriate and necessary product information to make a reasoned decision. On receipt of such notice, BTS shall have three (3) months to accept the offer and/or to commence contract negotiations with MICROPOLIS and BTS will inform MICROPOLIS before expiration of said period of its decision. This time period may be extended by the mutual agreement of the PARTIES. Notwithstanding any time extensions, if MICROPOLIS and BTS do not agree upon reasonable terms and conditions for incorporation of such product into this AGREEMENT, MICROPOLIS shall be free to market such products in any manner it seems fit, provided an exclusive distributorship is not offered to anyone else on terms better than those offered to BTS.

5     ACCEPTANCE

5.1 The progress of the development PROGRAM, in terms of functionality and deliverables is defined in Appendix D.

5.2 The acceptance of the first regular production PRODUCT will take place at the site of BTS at the date specified in Appendix E. The acceptance to be carried out jointly by MICROPOLIS' and BTS' inspection personnel will cover the SPECIFICATION.

5.3 The results of the acceptance shall be laid down in an acceptance certificate which is to be signed by both parties.

5.4 In case the PRODUCT does not meet SPECIFICATION, the responsible PARTY shall correct such defects without delay. Upon completion of the corrective measures the acceptance procedure to be applied shall be the same as described above.

5.5 If no defects should be discovered during the acceptance, the PRODUCT shall be deemed to be successfully accepted at the date of acceptance inspection.

5.6 Once the PRODUCT is accepted by BTS as evident of article 5 above, MICROPOLIS shall not make any changes or modifications in the PRODUCT without prior written consent of BTS. This requirement, however, does not preclude MICROPOLIS from using equivalent components and parts that do not affect form, fit, function or interchangeability of SPARE PARTS. In the event MICROPOLIS uses such equivalent components and/or parts, MICROPOLIS shall immediately inform BTS thereof and provide BTS with an updated version of the Documentation as soon as possible and at MICROPOLIS' costs.

      Each successor model of the PRODUCT or any other model agreed upon between the PARTIES to be incorporated herein shall be subject to the procedure set forth in this Article 5.

6     TRANSFER OF TECHNOLOGY

6.1   During the term of this PROGRAM, both PARTIES will, if necessary for the
                                                          --
      continuation of the PROGRAM, disclose and exchange INVENTIONS, PROGRAM PATENTS and PROGRAM TECHNOLOGY.

6.2 During the term of the Purchase and Sale Agreement MICROPOLIS will disclose all information, documentation and PROGRAM TECHNOLOGY sufficient to enable BTS to independently develop enhancements of the PRODUCT. Micropolis will, upon the request from BTS, support BTS in its development of such enhancements, over and above, the SPECIFICATION and disclosure according to article 6.1 and 6.2 above, to the PRODUCT. Micropolis will then, at its sole discretion, charge BTS industry standard rates for this support. Any disclosure of such information do not constitute any guarantee that BTS developed enhancements will perform according to BTS's expectations.

7     INVENTIONS AND PATENTS ON INVENTIONS

7.1 Although it is expected that the ownership of most, if not all, INVENTIONS shall be governed by the following provisions of this Article, both PARTIES agree to discuss in good faith the ownership of those INVENTIONS which arise under unusual and unforeseen circumstances, such ownership to be governed by applicable patent law.

7.2 INVENTIONS and any patents, copyrights, know-how and designs based on INVENTIONS, shall be owned as follows:

a) if invented solely by MICROPOLIS, ownership shall vest in MICROPOLIS, and, MICROPOLIS hereby grants BTS a paid-up, worldwide, unrestricted, nonexclusive license (without sublicensing rights) to undertake manufacturing as agreed in Appendix F, and to use and sell or otherwise dispose of product incorporating such INVENTION and PROGRAM PATENTS relating thereto.

b) if invented solely by BTS, on request and accepted, in writing by MICROPOLIS, ownership shall vest in BTS, and BTS hereby grants MICROPOLIS a paid-up, worldwide unrestricted, non-exclusive license (without sublicensing rights) to undertake manufacturing, use and sell products incorporating such INVENTION and PROGRAM PATENTS relating thereto, all in accordance with Appendix F.

c) if invented jointly by both PARTIES of which the respective contributions cannot be separately filed (hereinafter called JOINT INVENTIONS), any patent applications and patents issued thereon shall be in the name of both PARTIES and be jointly owned by both PARTIES. Each PARTY is free to grant a license to any third party without obtaining a consent of the other PARTY and without assuming any obligation to the other PARTY.

d) In each case of such a JOINT INVENTION, the PARTIES will promptly agree which of them shall file the first patent application and further decide in mutual consultation in which country or countries such applications are to be made.

7.3 Patent and copyright procurement activity in regard to INVENTIONS shall be pursued at the discretion and expense of the owner set forth in Article 7.2.

      The costs and expenses for filing and prosecuting patent applications on Joint INVENTIONS and for the issuance of the respective patents, except for the internal cost of the patent department filing the first patent application shall be borne equally by the PARTIES.

      Each PARTY will notify the other upon the preparation of any written report based on a JOINT INVENTION and upon the filing of any patent or copyright application based on a JOINT INVENTION, furnish the filing PARTY with all documents or other assistance that may be necessary for the filing and prosecution of each application provide the other with a copy of any such INVENTION report or patent or copyright application and any issued patent or statutory copyright granted thereon and on request update the other as to the status of any such patent or copyright application. Each PARTY further agrees to sign documents to vest or maintain title to patents and/or copyrights in the owner designated in Article 7.2 and to provide reasonable assistance to the other with respect to preparation and prosecution of such patents copyrights.

7.4 In case a PARTY is not or no more interested in participating in a patent or patent application on JOINT INVENTIONS or the maintenance thereof, then this PARTY shall give written notice to the other PARTY. The other PARTY shall be entitled to file or maintain said patent or patent applications in its name and at its costs. The first PARTY shall have the right to receive against reasonable royalties mutually to be agreed between the PARTIES, a worldwide, unrestricted, non-exclusive license (with sublicensing rights) under said applications and patents.

8     PROPRIETARY RIGHTS OTHER THAN INVENTIONS

8.1 MICROPOLIS hereby grants to BTS a paid-up, worldwide, nonexclusive license (without sublicensing rights) to undertake manufacturing as agreed in Appendix F, and to use and sell or otherwise dispose of PRODUCT incorporating (i) MICROPOLIS' rights to the extent that they do not relate to INVENTIONS, and (ii) BACKGROUND TECHNOLOGY.

8.2 BTS hereby grants to MICROPOLIS a paid-up, worldwide, non-exclusive license (without sublicensing rights) to undertake manufacturing and to use and sell-all in accordance with Appendix F-the PRODUCTS incorporating
      (i) BTS' proprietary rights, to the extent that they do not relate to INVENTIONS, and (ii) BACKGROUND TECHNOLOGY.

9     CONFIDENTIAL INFORMATION

9.1 The PARTIES recognize that the conduct of the PROGRAM may require the transfer of confidential information between them. As used herein, "confidential" or "proprietary" information shall include only information, data or samples relating to the PROGRAM. Disclosures of confidential or proprietary information hereunder by either PARTY will be made in writing (or promptly confirmed in writing if made in another form), and will be clearly marked confidential. Such confidential information will be safeguarded by the recipient and will not be disclosed to third parties. This mutual obligation of confidentiality will apply until three (3) years after termination of this AGREEMENT, but will not apply to any information to the extent that such information:

a) is or hereafter becomes generally available to the public other than by reason of any default under this AGREEMENT; or

b) was already known to the recipient as evidenced by prior written documents in its possession; or

c) is disclosed to the recipient by a third party who is not in default of any confidentiality obligation to the disclosing PARTY hereunder; or

d) is developed by or on behalf of the receiving PARTY, without reliance on confidential information received hereunder; or

e) is disclosed with the permission of the disclosure to any third party on a non-confidential basis;

f) is submitted to governmental or non-governmental agencies to facilitate the issuance of marketing or safety approvals for PRODUCT; or

g) is disclosed in patents filed under the terms of this AGREEMENT on INVENTIONS related to PRODUCT or to the manufacture or use of such PRODUCT; or

h)    has been approved for publication by the PROGRAM Directors; or

i) is in furtherance of the licenses and rights granted herein for the manufacture and marketing of PRODUCTS, provided that a) the other PARTY prior to such disclosure will be informed hereof and b) declares its consent in written form.

10    GENERAL TERMS AND CONDITIONS

10.1  Notices

      All notices required or permitted hereunder shall be in writing and shall be deemed duly given when personally delivered or sent by registered or certified mail return receipt requested, postage prepaid, or by cable confirmed by letter as aforesaid, as follows:

      Notice to MICROPOLIS:
      for technical matters:                Program Director
      MICROPOLIS Corporation
      21211 Nordhoff Street
      Chatsworth, California 91311
      USA

      for other matters:                    General Manager of the System
                                            Business Unit
      MICROPOLIS Corporation
      21211 Nordhoff Street
      Chatsworth, California 91311
      USA

      Notice to BTS
      for technical matters:                Program Director
      Business Unit Griesheim
      Broadcast Television Systems GmbH
      Im Leuschnerpark 1
      64347 Griesheim
      Germany

      for other matters:                    General Manager of BTS-ICC
                                            Weiterstadt
      Business Unit Griesheim
      Broadcast Television Systems GmbH
      Im Leuschnerpark 1
      64347 Griesheim
      Germany


      or to such other address as either PARTY may hereafter designate in writing by like notice.

10.2  Publicity

      Neither PARTY will issue any press release or make any public statement in regard to this AGREEMENT without the prior written approval of the other PARTY.

      Neither PARTY shall use in advertising, publicity or other promotional activities any name, trade name, trademark, or other designation of the other PARTY without the express written approval of the other PARTY, which shall not be unreasonably withheld.

10.3  Export License

      This AGREEMENT and any technical information provided under this AGREEMENT may be subject to restrictions concerning the export of PRODUCT or SPARE PARTS or technical information from the Federal Republic of Germany or USA which may be imposed by the respective Government or any other competent authority. Accordingly, the PARTIES agree that they shall not export or re-export, directly or indirectly, any technical information acquired under this AGREEMENT or any PRODUCT utilizing any such technical information to any country for which the Government or other competent authority at the time of export requires an export license or other approval, without first obtaining the written consent to do so from the competent authority when required by an applicable statute or regulation.

10.4  Force Majeure

      Neither MICROPOLIS nor BTS shall be liable for delay or failure in the performance of the obligations contained in this AGREEMENT arising solely from any one or more of the following matters:

a)    acts of God, or public enemy or war (declared or undeclared);

b) acts of governmental or quasi-governmental authorities or regulations or restrictions imposed by law or by court action, except as they may result from the unreasonable failure of MICROPOLIS or BTS to perform as required hereunder;

c)    acts of persons engaged in subversive activities or sabotage;

d)    fires, floods, explosions or other catastrophes;

e)    epidemics or quarantine restrictions;

f)    strikes, lockouts or similar labour disruptions;

g)    freight embargoes, or interruption of transportation;

h)    unusually severe weather;

i) delays of a supplier of one PARTY due to any of the above causes or events; or

j) any other extraordinary event beyond the control of the PARTY concerned; and provided that due diligence is exercised to cure such cause and resume performance, and the time for performance by such PARTY shall be extended by a period of any such delay.

10.5  Conflicts in Obligations

      MICROPOLIS warrants to BTS that this AGREEMENT does not conflict with MICROPOLIS' obligations under any other agreement to which MICROPOLIS is or was a party, and that MICROPOLIS is free to fulfill all obligations stated herein.

      BTS warrants to MICROPOLIS that this AGREEMENT does not conflict with BTS' obligations under any other agreement to which BTS is or was a party and that BTS is free to fulfill all obligations stated herein.

10.6  Conflicts in Documentation

      In case of any conflicts between this AGREEMENT and any prior agreements on the same subject correspondence, and other documents during the term of this AGREEMENT, this AGREEMENT shall govern and prevail, and the conflicting terms and conditions of any such documents shall be deemed deleted and shall not be binding upon either PARTY.

      In the event the provisions of this AGREEMENT conflict with provisions of the Appendices, this AGREEMENT shall prevail unless otherwise specifically agreed upon.

10.7  Amendments

      No addition to, deletion from or modification of any of the provisions of this AGREEMENT shall be binding upon the PARTIES unless made in writing and signed by a duly authorized representative of each PARTY. Any such additions, deletions or modifications shall refer specifically to this AGREEMENT.

10.8  Severability

      If one or more of the provisions of this AGREEMENT is held invalid, illegal or unenforceable by a competent court of law, the remaining provisions shall not in any way be affected or impaired thereby. In the event any provision is held invalid illegal or unenforceable, the PARTIES shall use reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as is practical, implements purposes of the article held invalid, illegal and unenforceable.

10.9  Assignment

      The rights of either PARTY under this AGREEMENT shall not be assigned, in whole or in part, by either PARTY (whether by operation of law or otherwise) without the prior written consent of the other, except that either PARTY may assign its rights hereunder to a successor, subsidiary or affiliated corporation without releasing the assignor from liability hereunder. Any assignment contrary to the terms hereof shall be null and void and of no force or effect.

10.10 Applicable Law

      This AGREEMENT shall be governed by and construed and enforced in accordance with the laws of Germany.

10.11 Arbitration

      All disputes, controversies or differences which may arise between the PARTIES in relation to or in connection with this AGREEMENT may be settled by amicable negotiation by both PARTIES if the PARTIES so agree. If both PARTIES are unable to settle such disputes, then such disputes shall be referred to and finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris. The Arbitration shall be conducted in the English Language and take place in USA if it is initiated by BTS or in Germany if it is initiated by MICROPOLIS. The award of arbitration shall bind both PARTIES.

10.12 Entire Agreement

      This AGREEMENT constitutes the entire understanding of the PARTIES with regard to the development of PRODUCT and supersedes all prior discussions, representations and understandings.

10.13 Limitation of Liability

      Neither PARTY shall be liable to the other for any indirect, special or consequential damages whether grounded in tort, strict liability or contract, and under no circumstances shall either PARTY's liability to the other PARTY exceed the obligations described herein.

11    TERM AND TERMINATION OF THE AGREEMENT

11.1 This AGREEMENT shall become effective at the date of the last signature hereto or the date on which this AGREEMENT is approved by the USA or German Government if such approval is required, whichever is later, and shall continue in effect until the PROGRAM has been completed, unless sooner terminated by a PARTY in accordance with this Article 10.

11.2 This AGREEMENT may be terminated by either PARTY in the event that the other PARTY, despite its best efforts, provides cause for termination due to material lack of performance in the PROGRAM, such termination to be effective not less than sixty (60) days after written notice to the other PARTY citing alleged deficiencies and failure of the other PARTY to remedy, such termination shall be effective not less than sixty (60) days after written notice to the other PARTY and failure of the PARTIES to agree on any such revision.

11.3 This AGREEMENT may be terminated by either PARTY upon written notice to the other (without prejudice to either PARTY'S rights to claim direct damages or seek other equitable relief).

a) in the event of a material breach by the other PARTY of any terms or conditions of this AGREEMENT and the failure to cure such breach within sixty (60) days after written notice or

b) in the event that MICROPOLIS fails to meet any milestone event as per Appendix E for more than eight weeks.

c) if, at any time during the term of this AGREEMENT, the other PARTY shall become a voluntary debtor party to any bankruptcy, insolvency, or reorganisation proceeding, or shall be declared bankrupt or reorganised by a court of competent jurisdiction, or enter into any composition with its creditors, or shall begin any proceeding for the liquidation or winding up of its business or for termination of its corporate charter.

11.4 If MICROPOLIS stops production of PRODUCTS or terminates this Agreement which is disputed by BTS or if MICROPOLIS is found in breach of this Agreement, BTS is hereby granted by MICROPOLIS an unconditional, non-exclusive, worldwide, unrestricted license under its know-how, patents, etc. to develop and/or manufacture and/or sell and/or license and/or dispose of products. These consequences shall also apply in case of
      Article 11.3 a), b) and c) hereof.

11.5 Termination of this AGREEMENT shall not relieve BTS or MICROPOLIS of any rights and obligations then accrued hereunder or which extend beyond the date of termination or expiration by the terms of this AGREEMENT, including but not limited to rights and obligations contained in Articles 4.4, 4.5, 6, 7, 8, and 11.

12    APPENDICES

      The following appendices. as referred to in this AGREEMENT. form an integral part of the AGREEMENT:

      Appendix A:   Customer Specifications
      Appendix B:   Technical Specifications
      Appendix C:   Project Timetable
      Appendix D:   Responsibilities of the Parties
      Appendix E:   Milestones and development funding
      Appendix F:   Manufacturing Conditions


UNDERSTOOD AND AGREED:                      UNDERSTOOD AND AGREED:



BTS Broadcast Television                    MICROPOLIS Corporation
Systems GmbH



By:  /s/ H. Hock     /s/ H.D. Geise         By:   /s/ Per Sjofors

Title: CFO           General Manager        Title: Director Marketing VSD

Date:  9/15/95                              Date:  15 Sept 1995

APPENDIX E:  MILESTONES AND DEVELOPMENT FUNDING

     Mini-Pool milestones                                  When        Funding
1    Memorandum of Agreement (MoA) signed               31. Jul 95    100.000 $
2    Kick off Meeting                                   10. Aug 95
3    BTS supply serial digital interface (SDI) design   30. Aug 95
4    Joint Development Agreement signed with
       appendices                                       30. Aug 95
5    Supply BTS with Luigi Board and files              07. Sep 95
6    Brand Name Reseller's Agreement signed             15. Sep 95    200.000 $
7    Design Review AV CODEC in Chatsworth               02. Okt 95
8    Spec finalized Poolnet VDCP UI functionality       13. Okt 95
9    Supply VMC and Devlib spec                         15. Okt 95
10   VDRx40 and VDRx40F full design review and
       sign-off                                         10. Nov 95    150.000 $
11   MC3000 Ctl Panel ready                             01. Dez 95
12   VDR110 prototype sign off in Chatsworth            20. Dez 95    200.000 $
13   VDR110 prototype delivered to Weiterstadt          15. Jan 96
14   VDR110 beta units                                  05. Feb 96
15   VDRx40 lab model to Weiterstadt                    15. Feb 96    150.000 $
16   VDR110 Acceptance test                             15. Mar 96
17   NAB                                                01. Apr 96
18   VDRx40 prototype                                   01. Apr 96
19   VDR110 ships                                       01. Apr 96
20   VDRx40 BTS-W Release to manufacturing              15. Apr 96
21   VDRx40 betasite release                            01. Mai 96
22   VDRx40 Acceptance test                             15. Jun 96
23   VDRx40 deliveries to customer                      28. Jun 96    200.000 $
24   Data link integration begins                       01. Aug 96

                                                           TOTAL    1.000.000 $

      APPENDIX F:  MANUFACTURING CONDITIONS

      BTS has the option to buy on an exclusive basis from Micropolis complete units, VDR110 and VDRX40, as specified in appendix A and B;

      or,

      at BTS' own discretion BTS may buy from Micropolis VDR sub-assemblies as defined in Appendix B for BTS's own manufacturing, further development, final testing, assembly and for re-sale.

      MICROPOLIS is granted the BTS licenses for the purpose of manufacturing and selling PRODUCTS and similar PRODUCTS to BTS and a low-cost MICROPOLIS version of the VDR110 to Tyrell corporation

                              PURCHASE AND SALES
                                   AGREEMENT

                          PURCHASE AND SALE AGREEMENT

      This Purchase and Sale Agreement ("Agreement") having an effective date at the date of the last signature is made by and between Micropolis Corporation ("COMPANY"), a Delaware corporation, and BTS Broadcast Television Systems GmbH ("BTS"), a German corporation.

      WHEREAS, the Parties have entered into a product development agreement on the basis of which the COMPANY intends to develop PRODUCT for Professional Broadcast Industry for exclusive sale to BTS.

      WHEREAS, BTS desires to have said PRODUCT, key components and other PRODUCT sold to BTS on the terms and conditions set forth in this
      Agreement:

      NOW THEREFORE, the parties hereto agree as follows:

1     Certain Definitions

1.1 All terms defined in the Development Agreement shall have the same meaning when used in this Agreement.

1.2 "PRODUCT Software" means any computer software that is a component or part of a PRODUCT, regardless of whether such software is embedded in semiconductors.

1.3 "Distributor" means a dealer, distributor, reseller, brand name reseller, original equipment manufacturer, value added reseller, systems integrator, independent sales representative or agent.

1.4 Similar PRODUCTs shall mean a PRODUCT which in view of the average customer of PRODUCT would compete with the PRODUCT respectively, taking only price and performance into account.

2     Exclusivity

2.1 Subject to the terms and conditions of this Agreement, COMPANY hereby agrees to sell on an exclusive basis to BTS the PRODUCT worldwide, and grants worldwide license to BTS to sublicense the PRODUCT Software in connection with the sale of other BTS Products. The only exception to this exclusivity shall be that COMPANY is allowed to conduct business for the sale of a low cost COMPANY's version of the VDR110 to Tyrell Corporation, 50 Malborough Street, London, U.K.

2.2 COMPANY agrees that if during the term of this Agreement it develops any video disk recorder, BTS shall be given the opportunity to exclusively purchase and/or exclusively distribute such Products on the basis of the same terms and conditions (same for pricing) as laid down in this Agreement. In such event COMPANY shall give BTS written notice of the availability of such a product and shall provide BTS with appropriate and necessary product information to make a reasoned decision. On receipt of such notice, BTS shall have three (3) months to accept the offer and/or to commence price negotiations with COMPANY and BTS will inform COMPANY before expiration of said period of its decision. This time period may be extended by the mutual agreement of the parties. Notwithstanding any time extensions, if COMPANY and BTS do not agree upon reasonable pricing for incorporation of such product into this Agreement, COMPANY shall be free to market such products in any manner it seems fit, provided an exclusive Distributorship is not offered to anyone else on comparable terms better than those offered to BTS.

2.3 Exclusive Appointments. The PRODUCT for the purpose of clause 2.1 includes any upgrades, updates, documentation, accessories, spare parts and PRODUCT Software.

3     Terms of Sale and Payment.

3.1 Price. COMPANY shall supply PRODUCT to BTS at prices which, including their period of validity, are specified in Exhibit A In the event of unforeseen circumstances affecting COMPANY or BTS or both and/or in the event the price/performance ratio of PRODUCT deteriorates as compared to competitive products, the parties hereto will jointly review the situation and attempt to find a solution reasonably acceptable to both parties.

3.2 Prices will be reviewed when deemed necessary by any PARTY, but at least on a quarterly bases. The PARTIES will make best effort to review and agree any changes in prices, depending on, but not limited to expected order volume, changes in component prices etc. Price decreases will become effective immediately upon the written mutual agreement, price increases will only apply 60 days after the written mutual agreement. Price increases or decreases will only apply to all orders placed after such written agreement period.

      In case after serious negotiations the parties remain unable to reach agreement on new prices, taking the parameters of section 3.1 into account, the following procedure shall apply: The prices will be set by a committee of three (3) members. COMPANY and BTS each will appoint one member ('Party-Arbitrator'), a senior manager from the respective organizations, who jointly will appoint an independent third member (hereinafter the 'Chairman'). The committee starts working not later than 3 months after the expiration of the quarterly period. The Party-arbitrators will submit to the Chairman the proposed prices along with their justifications. The Chairman will inform the parties of the proposals so submitted, after which the Party-Arbitrators must submit their final pricing proposal within seven (7) days. The Chairman must then choose between the two proposals within fourteen (14) days. The prices announced are binding for both parties. The prices announced will be effective from the first day of the new month following on the day of the announcement, even for orders in the pipeline. The prices valid for the previous period will remain valid during the arbitration period. Costs of arbitration will be shared by COMPANY and BTS.

3.3 Price increases are not applicable to PRODUCT for which a binding orders are placed. COMPANY undertakes to grant BTS its best prices and discounts for PRODUCT. In the event BTS looses exclusivity, as of article 4.1 hereof, COMPANY would not grant one or more of its other customers more favorable prices, discounts, delivery terms, payment terms and/or guarantees than those applicable to BTS for PRODUCT.

3.4 Payment conditions are forty-five (45) days after invoice date and receipt of PRODUCT and invoice. Payment shall be made in U.S. Dollars. All prices for shipments to BTS shall be FOB Chatsworth, California.

3.5 PRODUCT shall be supplied in suitable packing in a form to be approved by BTS and as specified in the SPECIFICATION. Changes in approved packing may be introduced only on BTS' written request or after BTS' prior written approval.

      Packing and PRODUCT shall be labeled by COMPANY in accordance with BTS' instructions and as specified in the SPECIFICATION.

3.6 BTS is entitled to have any of the BTS MSS and/or ICC Companies and Graner COMPANY, Port Chester, N.Y. execute logistic procedures, such as, without limitation, placing Purchase Orders, payment of invoices, transport arrangements, shipping instructions and handling of return shipments for repair or replacement on behalf of BTS.

3.7 PRODUCT Software. PRODUCT Software is licensed for distribution only and not sold. Each sale of the PRODUCT to BTS shall be deemed also to include the granting of an exclusive license to use the PRODUCT Software in the PRODUCT so purchased and to sublicense the same with the resell of PRODUCT.

3.8 PRODUCT hardware and software that forms an integrated part of the PRODUCT, and is originated by BTS, shall be subject to a royalty fee, to be paid by Micropolis to BTS for PRODUCT, including the version of the PRODUCT sold to Tyrell Corporation and sold to other 3d parties, as described in Exhibit B herein.

3.9 Spare Inventory. During the duration of this Agreement and six (6) years thereafter COMPANY shall supply BTS with such Spare Parts and at prices as specified in Exhibit A. During the 6th year, BTS will issue to COMPANY a Spare Part order to meet customer demands for access to spares in excess of 6 years, and COMPANY will accept such order and delivery same during the 6th year.

3.10 It is agreed that if during the duration of this Agreement, but not sooner then 3 years from effective date, COMPANY wishes to stop production of PRODUCT, COMPANY shall inform BTS thereof no later than 12 month prior to the date of envisage production stop.

3.11 If a vendor or subcompany stops production of one or more components that might affect availability of PRODUCT, COMPANY shall immediately inform BTS thereof in writing. Such information shall preferable be passed to BTS within six (6) month of any expected availability disruption.

3.12 Pursuant to Article 3,8,3,9 and/or 3.10 hereof, BTS shall have an opportunity to place a Purchase Order for PRODUCT and/or Spare Parts in such quantity as BTS may reasonably require and COMPANY shall accept such Purchase Order at the then prevailing price.

3.13 Prices for Spare Parts shall not be considerably higher than the prices for the equivalent modules in PRODUCT. In no event may the sum of the individual

      Spare Parts making one (1) PRODUCT exceed one hundred and ten percent (110%) of the PRODUCT price for said PRODUCT as charged to BTS.

3.14 Training. COMPANY shall provide appropriate PRODUCT training and service training courses for up to ten (10) BTS personnel with respect to PRODUCT purchased by BTS for up to five (5) days, and at locations to be mutually agreed upon by BTS and COMPANY. BTS shall bear transportation, food and lodging expenses, if any, of its participants, and/or the companies participants and COMPANY shall bear all other costs of such training. BTS may purchase additional training at a rate of $800.00 per day, per instructor, plus pre-approved expenses.

3.15  Engineering control:

      During the term of this Agreement and the continuing Spare Parts supply period the PRODUCT shall be under COMPANY's engineering control and COMPANY undertakes to sustain PRODUCT as such, as well as Software parts thereof.

3.16  Engineering Changes.

      COMPANY will inform BTS in writing by means of the Standard Engineering Change Notice of any and all engineering changes to both hardware, firmware and software if applicable, that result from its continuing engineering activities as they occur.

      Any changes proposed by COMPANY which affect form, fit, function, SPECIFICATION and/or use, including interfacing, of PRODUCTs and/or Spare Parts will be subject to the prior written consent of BTS. BTS will within thirty (30) days after receipt of notification inform COMPANY by means of the Standard Form for Decision of Change Request or otherwise of the proposed change. Failure to react within said 30 days period will constitute acceptance by BTS and COMPANY will proceed with the change.

3.17 In the event BTS requests an engineering change e.g. in order to meet SPECIFICATION, in any of the PRODUCT or parts thereof, such as, without limitation, in the Software, the provision of article 3.15 hereof shall apply mutatis mutandis.

3.18 In case of changes proposed by BTS and implemented by COMPANY, in the PRODUCTs and/or the production process which affect the manufacturing costs of the PRODUCTs and which result in a decrease of said manufacturing and PRODUCT's costs, COMPANY shall share the profit of said decrease by offering to BTS a price reduction equal to half the actual cost reduction the change will make. Similarly, any change proposed by COMPANY and implemented by BTS which result in a reduction of BTS's manufacturing cost will render COMPANY a more favorable position in price negotiations.

4     BTS and COMPANY Obligations

4.1 At the COMPANY's option and subject to the terms hereof, Section 2.1 shall cease to be of force and effect in the event that BTS fails to purchase an aggregate dollar amount of PRODUCT as specified in Exhibit C ("Minimum Orders"), as amended. During the term of the agreement, BTS and Micropolis shall, during the fourth quarter 1997, in good faith negotiate minimum purchase requirements for the 12 month period starting 24 months after the first delivery of PRODUCT, however, such minimum purchase requirement will not be lower then the amount as specified in Exhibit C. The loss of BTS' rights under Section 2.1 shall be the sole and exclusive remedy and result for any failure by BTS to make the minimum dollar amount negotiated. In the event that BTS is unable to obtain or is delayed in obtaining export authorizations or licenses to export the PRODUCT, the parties agree to review in good faith the amount agreed to as specified in Exhibit C, as amended, to determine what reductions, if any, should be made in light of such inability or delay in obtaining such authorizations or licenses.

4.2 Purchase Orders shall be submitted on separate Purchase Order forms and each Purchase Order shall specify the quantity, items, and agreed upon delivery dates Purchase Orders may include additional terms relating to the purchase, shipment and other conditions if previously agreed upon between BTS and COMPANY.

4.3 As soon as feasible, but no later than delivery of the first PRODUCT, BTS shall provide COMPANY with twelve (12) months rolling forecast of its needs for PRODUCT to be renewed every month and issued to COMPANY at the beginning of each month according to the following schedule:

      a) a firm commitment for the first 2 full calendar months;
      b) a non-binding orientation for the 3 up to and including the twelfth calendar month.

4.4 BTS agrees to confirm before the 5th working day of each month the above mentioned firm commitment by means of a Purchase Order to cover the second month (e.g. the 5th December ultimately a Purchase Order will be issued for deliveries equally divided over the month of February). Delivery lead time is normally sixty (60) calendar days after receipt of order. From time to time, on BTS request, COMPANY agrees to make every effort to meet shorter delivery times and to meet BTS request.

      Purchase Orders so placed by BTS shall be acknowledged by COMPANY within one (1) week after receipt by issuing a Purchase Order confirmation and such Purchase Orders may be canceled by BTS only if COMPANY defaults its execution.

4.5 If for any reason not attributable to BTS, COMPANY does not deliver the ordered PRODUCT 10 working days later than confirmed delivery date in accordance with the agreed upon delivery dates set forth in the applicable Purchase Order(s), and order confirmation, COMPANY shall reduce it's price to BTS one percent (1%) of the purchase price of the applicable delayed PRODUCTs per week of delay or part thereof. BTS has the right to claim indemnification of damages only if delivery of PRODUCT is more than 8 weeks delayed from the confirmed delivery thereof.

4.6 BTS may require for additional deliveries outside the tolerance ranges as specified in Exhibit C and COMPANY shall use its best efforts to supply such additional quantities.

4.7 In the event of a change in laws or a case of force majeure, BTS is unable to obtain permission to export or import PRODUCTs into any country of the world where previously they have been selling such, upon BTS' request the Purchase Orders then placed with COMPANY shall be reduced proportionally by the percentage which the expected sales in such countries bear to the total of such Purchase Orders.

4.8 In the event COMPANY wishes to stop production of the PRODUCT, COMPANY shall inform BTS thereof as early as possible in writing, but at least twelve (12) month prior to the date of envisaged Production stop and BTS shall then have an opportunity to place a Purchase Order for PRODUCTs in such quantity as BTS may require and COMPANY shall accept such Purchase Order at the then prevailing price. Notwithstanding the foregoing COMPANY guarantees to produce and supply to BTS PRODUCTs during a period of at least three (3) years starting as from the signing date of this Agreement.

4.9 In the event COMPANY is no longer able to or envisages that it shall not (at short notice) be able to supply PRODUCTs to BTS due to shortage or lack of components and/or Spare Parts, COMPANY shall immediately inform BTS thereof and COMPANY shall then be fully responsible for a proper re-design of the PRODUCT without affecting form, fit or function thereof, all at COMPANY's costs. The re-designed PRODUCT shall be subject to the procedure set forth in Article 4 of the Development Agreement and be subject to the terms and conditions of this Agreement.

4.10 BTS shall endeavor to successfully market and support (including installation, and other support) PRODUCTs on a continuing basis and to comply with good business practices and all laws and regulations relevant to this Agreement or the subject matter hereof. COMPANY shall provide BTS with the documentation and the necessary technical service.

4.11 BTS will do all field service of PRODUCT. Such service can be defined as replacement of SPARE PARTS and updating PRODUCT software. BTS will send said faulty SPARE PARTS to MICROPOLIS for its repair, and MICROPOLIS shall supply to BTS repaired SPARE PARTS and new released and updated software.

4.12 All PRODUCTs to be supplied by COMPANY to BTS pursuant to this Agreement shall be checked and tested by COMPANY in accordance with the SPECIFICATION and COMPANY shall deliver such written test result with PRODUCT. COMPANY shall only supply PRODUCTs which comply with the agreed Specifications and other agreed requirements and which have successfully passed the agreed tests. BTS is entitled to have its representatives present at these tests.

      It is explicitly understood by COMPANY that BTS is not obligated to execute any incoming inspection or other inspection concerning non-compliance with the Specification of PRODUCTs delivered hereunder by COMPANY and COMPANY shall be fully responsible for and hold BTS and the BTS Associated Companies harmless from any claims for whatever damages resulting from any such non-compliance.

4.13 BTS shall inform the COMPANY as to any material problems encountered by its customers with PRODUCT and to communicate to COMPANY any and all material modifications, design changes or improvements of PRODUCT suggested by any customer. BTS will also promptly notify COMPANY of any claims of infringement of any trademarks or other proprietary rights relating to PRODUCT that are brought to the attention to an officer of BTS.

4.14 BTS shall comply to the extent applicable with all export laws and restrictions and regulations of the Department of Commerce or other United States or foreign agency or authority, and agrees not to export, or allow the export or re-export of any PRODUCT in violation of any such restrictions, laws or regulations. BTS shall obtain any necessary licenses and/or exemptions with respect to the export from the U.S. of any PRODUCTs by BTS and upon request by the COMPANY shall demonstrate to COMPANY compliance with all applicable laws and regulations. COMPANY shall certify that no export licenses are required; however, if such export licenses are required, COMPANY shall assist BTS to acquire such licenses

4.15 As additional consideration for Micropolis' contribution to the joint development of the PRODUCT, upon certification by the BTS International Competence Center (ICC) in Salt Lake City, Utah, of Micropolis' disk drives, BTS intends to utilize Micropolis as its primary COMPANY of disk drives for the BTS "Media Pool Video Server." This primary COMPANY status shall only remain in effect as long as Micropolis supplies a PRODUCT equal in performance and price to units available from other Companies.

      A nonbinding forecast for these drives are included as Exhibit D.

5     Private Label.

5.1 Brand name. BTS shall market the PRODUCT under a BTS brand name ("Brand Name") selected by BTS. The COMPANY shall label (without additional charge) all PRODUCT sold to BTS with the BTS name, the Brand Name and/or any logos specified by BTS. Such labeling shall comply with specifications provided by BTS in writing and approved by the COMPANY, the approval of which shall not be unreasonably withheld. The PRODUCT sold to BTS shall include (without charge to BTS) an electronic version of the Technical Reference and Maintenance Manual, including but not be limited to electrical schematics, mechanical drawings and maintenance procedures. BTS at its cost, with the assistance of the COMPANY, shall develop its own operator and installation manual and any other marketing and sales materials. BTS shall own all right, title and interest in the Brand Name and any tradenames, trademarks or copyrights relating thereto. The COMPANY shall not use the Brand Name without BTS' consent.

6     Warranty; Disclaimer; Indemnity.

6.1 Warranty. COMPANY guarantees the good quality and the good performance in accordance with the SPECIFICATION of each PRODUCT supplied pursuant to this Agreement during a period of eighteen (18) months from date of delivery by COMPANY to BTS or twelve (12) months from delivery by BTS or any of the BTS Associated Companies to its/their ultimate customers, whichever is sooner. Under this guarantee COMPANY shall provide BTS free of charge with replacement parts or PRODUCTs, or shall repair PRODUCTs at COMPANIES option. It is explicitly understood that BTS bear all transportation and labour costs in connection with returning said parts or PRODUCTs to COMPANY's site, and that COMPANY bear all transportation and labour costs in connection with repairing and returning said parts or PRODUCTs to BTS or to the pertaining BTS Associated Company(ies). The above warranty does not extend to any PRODUCT that is modified or altered or operated in a manner other than that specified by COMPANY, has its serial number removed or altered or is treated with abuse, negligence or other improper treatment by BTS, any of BTS Associated Companies or its/their customer.

      COMPANY MAKES NO OTHER WARRANTIES WITH RESPECT TO THE PRODUCT OR ANY OTHER SERVICES AND DISCLAIMS ANY OTHER WARRANTIES, INCLUDING WARRANTIES FOR FITNESS FOR A PARTICULAR PURPOSE.

6.2 In the event of epidemic faults (faults which appear in more than 10% out of sequentially delivered PRODUCT during a 12 month period, and which faults are either the same or similar or have the same or similar cause) BTS will inform COMPANY as soon as possible about the event. COMPANY and BTS shall after consultation in order to find the cheapest solution decide in joint consultation, it being understood that all costs connected with the transportation of such replacements and the building in thereof and the building out of the defective part(s) shall be for the account of
      COMPANY:

      a) which corrections and repairs can be made by BTS against the reimbursement by COMPANY for labour another expenses incurred by BTS in correcting and repairing PRODUCTs;

      b) which parts and/or PRODUCTs shall be replaced free of charge by COMPANY and within which period of time such replacement shall be effected.

      The warranty with respect to epidemic faults shall terminate eighteen (18) months after delivery by COMPANY of the last PRODUCTs delivered to BTS hereunder.

6.3 Notwithstanding any references in this Agreement to the purchase of PRODUCTs by BTS hereunder, the parties agree that the Software is not being sold by COMPANY or purchased by BTS.

6.4 In the event of any non-compliance with the Specifications of the Software, notified by BTS to COMPANY in writing, COMPANY shall respond as follows:

      a) In the event of a Major Defect, as defined by BTS, COMPANY shall within 24 hours acknowledge receipt of such notification from BTS, and make best effort to provide a permanent solution for such defect or at least a workaround within 5 days, or, if a permanent solution or workaround can not be found, in good faith together with BTS negotiate with the ultimate customer how to solve such defect COMPANY shall provide BTS and the applicable BTS Associated Companies with a corrected version of the Software as soon as possible thereafter, free of charge.

      b) In the event of a Minor Defect, a defect that, in the opinion of BTS is a defect that is not likely to reduce materially the usability of the applicable PRODUCT for its intended purpose, or is a departure from established standards having little bearing on the effective use or operation of the PRODUCT, COMPANY shall correct same and implement said correction in the following new release of the Software. Said new releases shall be provided by COMPANY at most twice per calendar year. However, if required and notwithstanding the foregoing, COMPANY shall provide BTS and the applicable BTS Associated Companies with a work-around within ultimately ten (10) days after receipt of notification of such request.

6.5 Indemnification. COMPANY shall indemnify and hold BTS and its officers, directors, shareholders, agents and employees harmless from and against liability resulting from infringement by a PRODUCT of any United States or other patent, any United States or other copyright or any trademark, tradename or other intellectual property right provided COMPANY is promptly notified of any and all threats, claims and proceedings related thereto and given reasonable assistance and the opportunity to assume control over the defense and negotiations for a settlement or compromise (if the COMPANY assumes control, the COMPANY shall however permit BTS to participate in such defense and negotiations, at BTS' expense if BTS so requests); COMPANY will not be responsible for any settlement it does not approve in writing. The foregoing obligation of COMPANY does not apply with respect to a PRODUCT or portions or components thereof (i) not supplied by COMPANY, (ii) labeling made in whole or in part in accordance to specifications provided by BTS, or (iii) which are modified by BTS, any of BTS Associated Companies or its/their customer after shipment by COMPANY, if the alleged infringement relates to such modification.

6.6   In case a PRODUCT is held to constitute infringement, as defined in
      Article 6.6 hereof, and the use thereof is enjoined, COMPANY shall, at its option and expense, either procure for BTS, the BTS Associated COMPANY and its/their customer(s) the right to continue using said PRODUCT, or replace same, or a part thereof with a non-infringing modification in a manner such that performance of the PRODUCT is not degraded.

6.7 COMPANY shall be responsible for and it shall defend, indemnify and hold harmless BTS, all of the BTS Associated Companies and their respective customers from and against any losses, expenses and liability to third parties resulting from injuries and/or damages arising out of the use of PRODUCTs, if such injuries and/or damages are attributable to any part of the PRODUCT(s), not meeting SPECIFICATION, and being delivered by COMPANY. In connection with this obligation, it shall be BTS' responsibility that COMPANY is promptly notified of any and all claims made against it, the BTS Associated Companies or any of their customers for any such personal injuries and/or damages alleged to be the result of defective parts of PRODUCT manufactured by or for COMPANY hereunder.

7 Limited Liability. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER PARTY WILL BE LIABLE WITH RESPECT TO ANY SUBJECT
      MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOST PROFITS OR LOST DATA OR (II) COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES. NEITHER PARTY SHALL BE LIABLE FOR ANY FAILURE OR DELAY DUE TO MATTERS BEYOND ITS REASONABLE CONTROL.

8     Proprietary Rights

8.1 Without limiting COMPANY's liability to BTS hereunder in any way whatsoever, it has been agreed that in case COMPANY:

      a) intends to enter or actually enters liquidation procedures (either voluntarily or forced); or

      b)  has entered bankruptcy procedures (either voluntarily or forced); or

      c) notifies BTS in writing that it desires to stop production of the PRODUCTs, after the agreed upon period; or

      d) within sixty (60) days of notification by BTS has not remedied any material breach of this Agreement,

      e)  in the event of a change of control of COMPANY.

      BTS itself, any of the BTS Associated Companies or a third party to be agreed upon between the parties hereto, shall have immediate access to all manufacturing know-how and documentation related to the PRODUCT and the Spare Parts and as soon as possible thereafter shall acquire all relating know-how and inventory of Spare Parts needed for the production of PRODUCTs, if and to the extent required by BTS, against compensation for COMPANY's purchase price therefor.

8.2 Know-how according to this Article 8 shall mean all the information relating to the design, development, production, testing, and servicing of PRODUCTs as manufactured by or for COMPANY, which is in its possession or under its control and as will be sufficient to enable BTS, a BTS Associated COMPANY or said third party to manufacture and service PRODUCTs. All such know-how shall be in a legible and reproducible form.

8.3 Accordingly, COMPANY hereby grants to BTS the option upon occurrence of any of the cases referred to under a, b, c, d and/or e of Article 8.1 above to receive against a royalty of 2% of BTS sales price of PRODUCT, a perpetual worldwide irrevocable license with the right to sublicense under any and all patent and other proprietary rights relating to the PRODUCTs, and know-how (as specified above) to make, have made, use, lease, sell or otherwise dispose of PRODUCTs or other video disk recorders or parts thereof by making use of COMPANY's proprietary rights and know-how as specified above.

8.4 In order to secure BTS' rights set forth above the parties agree to the following: COMPANY undertakes to deposit not later than 4 (four) weeks from date of signature of this Agreement a copy of all drawings and other technical information needed for the production and servicing of PRODUCT with the firm of Nauta Dutilh, notary public, Eindhoven, the Netherlands, ("the Escrow Agent") and COMPANY undertakes to, during the term of this agreement, supply Escrow Agent with quarterly updates of such PRODUCT information, and that all present and future drawings of PRODUCT and other information of PRODUCT will remain with the Escrow Agent during the term of this Agreement and ten (10) years thereafter. COMPANY represents that it has instructed the Escrow Agent to make available to BTS copies of the drawings and other technical information without any charges, provided BTS informs the Escrow Agent that COMPANY has entered liquidation procedures (either voluntary or forced) or, has entered bankruptcy procedures (either voluntary or forced) or that COMPANY is in breach of a contractual obligation hereunder towards BTS, or that COMPANY has stopped production of the PRODUCTs a in case of a change of control of COMPANY.

9 Assignment. This Agreement and the rights hereunder are not transferable or assignable without the prior written consent of the parties hereto, except for rights to payment and except to a person or entity who acquires all or substantially all of the assets or business of a party, whether by sale, merger or otherwise.

10    Term and Termination.

10.1 Term. Unless terminated earlier as provided herein, this Agreement shall have a term of thirty-six (36) months, extending from the date of this Agreement. The term of this Agreement shall automatically be renewed for consecutive twelve (12) month periods unless a party gives written notice of termination to the other not less than 120 days prior to the expiration of the term of the Agreement. In such case, article 4.8 applies. If the parties continue to do business with each other after such termination without full documentation, the relevant terms hereof will continue to govern the relationship unless otherwise expressly agreed in writing.

10.2 Termination. This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

      a) If the other materially breaches any material provision of this Agreement and fails to fully cure such breach within 30 days of written notice describing the breach; or

      b) If the other becomes insolvent or enters into bankruptcy procedures. This Agreement may be terminated at any time with the mutual consent of the parties hereto.

10.3 Effect of Termination. Each party understands that the rights of termination hereunder are absolute. Neither party shall incur any liability whatsoever for any damage (including, but not limited to, incidental or consequential damage), loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party which complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses. Termination is not the sole remedy under this Agreement and, whether or not termination is effected, all other remedies will remain available. The provisions of Sections 6, 7, 8, 10.2 and 10.3 shall survive any termination of this Agreement.

11    General

11.1  General Conditions

      Neither BTS' general conditions of purchase nor COMPANY's general conditions of sales are applicable to this Agreement or to any Purchase Orders and Purchase Order confirmations.

11.2 Relationship of Parties. The parties hereto are independent contractors with respect to each other. Nothing in this Agreement shall be construed as constituting BTS as a joint venture, partner or agent of the COMPANY and BTS shall have no authority to bind the COMPANY (except pursuant to Section 6 relating to the COMPANY's warranties). The COMPANY shall have no right to exercise any control whatsoever over the activities or operations of BTS, other then defined in the Memo of Agreement, attached hereto, including the prices at which BTS may resell PRODUCTs.

11.3 Amendment and Waiver. Except as otherwise expressly provided herein, any provision of this Agreement may be amended and the observance of any provision of this Agreement may be waived (either generally or any particular instance and either retroactively or prospectively) only with the written consent of the parties. However, it is the intention of the parties that this Agreement be controlling over additional or different terms of any order, confirmation, invoice or similar document, even if accepted in writing by both parties, and that waivers and amendments shall be effective only if made by non-pre-printed agreements clearly understood by both parties to be an amendment or waiver.

11.4 Governing Law and Legal Actions. This Agreement shall be governed by and construed and enforced in accordance with the laws of Germany. All disputes, controversies or differences which may arise between the Parties in relation to or in connection with this Agreement may be settled by amicable negotiation by both Parties if the Parties so agree. If both Parties are unable to settle such disputes, then such disputes shall be referred to and finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce in Paris. The Arbitration shall be conducted in the English Language and take place in USA if it is initiated by BTS or in Germany if it is initiated by COMPANY. The award of arbitration shall bind both Parties. No waiver by a party of a right or remedy under this Agreement shall constitute a waiver of any other right or remedy under this Agreement. No waiver of a right or remedy shall be effective unless made in writing.

11.5 Headings. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement.

11.6 Notices. Notices under this Agreement shall be sufficient only if personally delivered, delivered by a major commercial rapid delivery courier service or mailed by certified or registered mail, return receipt requested to a party at its addresses set forth below or as amended by notice pursuant to this subsection. If not received sooner, notice by mail shall be deemed received five (5) days after deposit in the U.S. mails.

           If to BTS:

           Brunnenweg 9
           64331 Weiterstadt
           Germany
           Attn.: General Manager

           If to COMPANY:

           21211 Nordhoff Street
           Chatsworth, CA 91311
           USA
           Attn.:  VP and General Manager
                   Systems Business Unit

11.7 Entire Agreement. This Agreement supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Agreement and all past dealing or industry custom.

11.8 Confidentiality. Neither party shall disclose the terms of this Agreement or any attachment to any third party without the prior written consent of the other party. Article 9 of the Development Agreement continues to govern any possible exchange of confidential information.

11.9 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be illegal, invalid or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

11.10 Force Majeure: Neither MICROPOLIS nor BTS shall be liable for delay or failure in the performance of the obligations contained in this AGREEMENT arising solely from any one or more of the following matters:

      a)  acts of God, or public enemy or war (declared or undeclared);

      b) acts of governmental or quasi-governmental authorities or regulations or restrictions imposed by law or by court action, except as they may result from the unreasonable failure of MICROPOLIS or BTS to perform as required hereunder;

      c)  acts of persons engaged in subversive activities or sabotage;

      d)  fires, floods, explosions or other catastrophes;

      e)  epidemics or quarantine restrictions;

      f)  strikes, lockouts or similar labour disruptions;

      g)  freight embargoes, or interruption of transportation;

      h)  unusually severe weather;

      i) delays of a supplier of one PARTY due to any of the above causes or events; or

      j) any other extraordinary event beyond the control of the PARTY concerned; and provided that due diligence is exercised to cure such cause and resume performance, and the time for performance by such PARTY shall be extended by a period of any such delay.

11.11 Advertisements: COMPANY shall not without BTS' prior written consent use BTS' name or trademark as such and/or use same in connection with any advertisement or sales literature nor advertise that it is a COMPANY of BTS and/or that this Agreement between COMPANY and BTS has been concluded.

      Exhibit. The following Exhibit, as referred to in this Agreement, form an integral part of the Agreement:

           Exhibit A: Prices of PRODUCT/Modules
           Exhibit B: BTS software license fee
           Exhibit C: Minimum order quantity and order forecast
           Exhibit D: Purchasing forcast of Micropolis drives to be used in the
                      Media Pool Video server.

      IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first set forth above.

           Micropolis Corporation

           By:    /s/ Per Sjofors

           Name:  Per Sjofors

           Title: Director Marketing VSD


           BTS BROADCAST TELEVISION SYSTEMS GmbH

           By:    /s/ H. Hock                /s/ H.D. Geise

           Name:  H. HOCK                    H.D. GEISE

           Title: CFO                        Gen. Manager

                                             15. Sept. 1995

                            MEMORANDUM OF AGREEMENT

This memorandum of agreement (MoA) is made between Micropolis Corporation (Micropolis) of

          21211 Nordhoff Street
          Chatsworth, CA 91311
          USA

and BTS Broadcast Television Systems GmbH (BTS) of

          Im Leuschnerpark 1
          D-64347 Griesheim
          Germany

Whereby Micropolis and BTS (hereafter the "Parties") agree to collaborate in accordance with the following terms and conditions.

SCOPE

The Parties shall together define and Micropolis and BTS (Weiderstadt) shall jointly develop a family of video disk recorders for sale worldwide by BTS. For purpose of this agreement these products shall be called "Mini-Pools".

The parties agree that they participate in this collaboration on a non-exclusive basis in accordance with the conditions described below.

PRINCIPLES

The Mini-Pools shall be branded with the BTS logo and product name.

The Mini-Pool family shall consist of a family of products as outlined on the attached preliminary specifications identified as exhibit "A".

The Parties agree to make a best effort for completion of the Mini-Pools as follows:

     VDR110    Prototypes completed by Dec. 31, 1995
               Beta site deliveries to BTS customers by Feb. 1, 1996 Production deliveries to BTS customers starting April 1, 1996

     VDRx40    Prototypes completed by March 31, 1996
               Beta site deliveries to BTS customers by May 1, 1996 Production deliveries to BTS customers starting July 1, 1996

A development plan called the "Joint Development Agreement" detailing the tasks and identifying the resources will be developed within 30 days of signing this MoA.

A business agreement called the "Brand Name Reseller's Agreement" detailing the pricing and sales volumes will be developed by Oct. 15, 1995.

BTS International Competence Center (Wiederstadt) and Micropolis will jointly develop the Mini-Pool according to the "Joint Development Agreement".

The Parties agree that the total development cost of Mini-Pool will not exceed $2M.

BTS agrees to cover a percentage of Micropolis's development cost in cash and through contribution of engineering resources.

Micropolis shall deliver to BTS various VDR related sub-assemblies for BTS to configure and make final test.

Payment to Micropolis is of the BTS contribution to development shall be as follows:

LATEST DATE           AMOUNT     PURPOSE
AUG 7, 1995          $100,000    This amount is intended to allow development
10 working days                  to continue while the terms of the "Joint
after execution of               Development Agreement" are being completed. If
this MoA.                        for any reason, the parties are unable to
                                 reach agreement within 30 days of the
                                 execution of the MoA, the parties must
                                 mutually agree to continue negotiations or
                                 they shall cease and Micropolis may keep this
                                 payment.

SEPT 25, 1995        $200,000    This amount is part payment of the total
10 working days                  payment by BTS to Micropolis, as further
after execution of               detailed in the "Brand Name Reseller's
the "Brand Name                  Agreement". If for any reason, the parties
Reseller's                       are unable to reach agreement by September 15,
Agreement"                       1995, the parties must mutually agree to
                                 continue negotiations and payment is then due
                                 on execution of the "Brand Name Resellers
                                 Agreement".

The schedule of the balance of the BTS contribution to Micropolis of $700,000 cash and engineering resources shall be as defined in the "Joint Development Agreement".

The Parties shall exchange monthly reports, in a form to be mutually agreed, detailing the technical progress achieved. Further to this reporting process, each party shall allow the other party's Project Manager to inspect development work at intervals longer than 15 days apart.

The Parties shall share the intellectual property acquired in the development of the "MiniPools", exclusive of property previously developed by either party, which shall remain the property of the initial developing company. The "Joint Development Agreement" shall outline the extent of the previously developed intellectual property of each party.

Subject to the terms and conditions of the Brand Name Reseller's Agreement, Micropolis shall appoint BTS as the worldwide exclusive reseller of the "Mini-Pools". Micropolis grants BTS the right to sub-license the Mini-Pool system software. The only exception to this exclusivity shall be that BTS shall allow Micropolis to conduct business for the sale of a Micropolis version of the VDR110 to the following company:

      Tyrell Corporation

Although there may be other differentiating features, this version will utilize analog I/O for video and will incorporate a 'flat' file system. This version could also be sold by BTS.

It is to be understood that if the version of the VDR110 sold to the above company incorporates any BTS developed technology, Micropolis agrees to pay BTS a royalty based upon standard industry practices.

If additional sales opportunities are identified by Micropolis, BTS agrees to sell the "Mini-Pools" to other companies for their resale, provided they operate outside the professional television industry or such companies are acceptable to BTS. In these cases, BTS must make a minimum of 15% gross margin on the sale.

As additional consideration for Micropolis contribution to the joint development of the "Mini-Pools", upon certification by the BTS International Competence Center (ICC) in Salt Lake City of Micropolis disk drives, BTS intend to utilize Micropolis as their primary supplier of disk drives for the BTS
Media Pool Video Server. This primary supplier status shall only remain in effect as long as Micropolis supplies a product equal in performance and price to units available from other suppliers. The reseller's agreement shall include projected quantities for Micropolis manufacturing forecast purposes and will not constitute any firm order commitments.

This MoA shall come into force at the date of signatures of both Parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date indicated below.

MICROPOLIS CORPORATION                      BTS BROADCAST TELEVISION SYSTEMS

By:    /s/ Larry Smart                      By:    /s/ Ruttger Keienburg

Name:  Larry Smart                          Name:  Ruttger Keienburg

Title: President and CEO                    Title: CEO and President

Date:  July 25, 1995                        Date:  July 31, 1995

      Exhibit B:  BTS license fee

      Hardware and Software that is independently developed by BTS, and where the development is not paid by Micropolis, and that forms an integral part of PRODUCT shall, in the event that PRODUCT is sold by Micropolis to other 3d parties, be subject to a license fee.

      This license fee shall be subject to good faith negotiations.

      In case after serious negotiations the parties remain unable to reach agreement on the license fee, the following procedure shall apply: The license fee will be set by a committee of three (3) members. COMPANY and BTS each will appoint one member ('Party-Arbitrator'), a senior manager from the respective organizations, who jointly will appoint an independent third member (hereinafter the 'Chairman'). The committee starts working not later than 1 month before Micropolis sells PRODUCT to 3d parties. The Party-arbitrators will submit to the Chairman the proposed license fee along with their justifications. The Chairman will inform the parties of the proposals so submitted, after which the Party-Arbitrators must submit their final license fee proposal within seven (7) days. The Chairman must then choose between the two proposals within fourteen (14) days. The license fee announced are binding for both parties. Cost of arbitration will be shared by MICROPOLIS and BTS.

      Exhibit C:  Minimum order quantity and order forecast

      In order to enjoy it's limited exclusivity, as defined in Article 2.1 herein, BTS agrees to order a minimum volume of PRODUCT from MICROPOLIS. The order volume is based on the prices as agreed in Exhibit A, as amended, hereto.

      Period, number of month from first      Minimum purchase agreement,
      production shipment of VDR110           in US dollars
      0 - 12 month                            $4m
      12 - 24 month                           $12m
      24 - 36 month                           $14m

      Notes:

      1) The above Minimum purchase agreement, in US dollars, is based on the assumption that the VDR110 product will have an actual performance that is in excess of the SPECIFICATION in one respect that the minimum compression ratio is 4:1 rather than the 8:1 as per the SPECIFICATION.

      2) The minimum order volume per period and for the duration of the AGREEMENT is accumulative; if BTS orders in excess of it's minimum order quantity in any period, the excess amount will be counted into the next period.

      BTS will provide COMPANY with a 12 month rolling forecast. In any given 12 month period the forecast can not be changed more than

      Month    May Change
      1,2      No change as Purchase Orders are issued
      3-6      No more than plus or minus 20%
      7-12     No more than plus or minus 30%

      Exhibit D:  Purchasing forecast of Micropolis drives to be used in the
                  Media Pool Video server.

      The purchasing forecast of Micropolis drives to be used in the Media Pool Video server will be supplied by BTS to MICROPOLIS and attached to this agreement no later then 30 days after execution.